Exhibit (d)(116)

CAPITAL GROUP TM	Capital Guardian Trust Company
333 South Hope Street
Los Angeles, California 90071-1406
Phone (213) 486 9200
Fax (213) 486 9034

April 8, 2019

The Glenmede Fund, Inc.,

Glenmede Investment Management LP

1650 Market Street, Suite 1200

Philadelphia, PA 19103

Attn: Mary Ann B. Wirts

Re: Capital Guardian Trust Company’s (“CGTC”) merger into Capital International, Inc. (“Cline”)

Dear Sally:

As a follow up to our previous communication and conversations regarding the upcoming merger of CGTC into Cline on July 1, 2019 (the “Merger”), we are writing to confirm that: the Merger will not involve a change in actual control or management with respect to the sub-investment adviser providing investment advisory services to The Glenmede Fund, Inc. (the “Fund”): High Yield Municipal Portfolio (the “Portfolio”); upon the completion of the Merger the same personnel currently responsible for the investment advice provided to the Portfolio will continue to provide such services to the Portfolio; the level and nature of the advisory service provided with respect to the Portfolio will remain the same and the rate of the fees paid by Glenmede Investment Management LP for those services will be no higher; and all of the CGTC’s obligations will be assumed by Cline as the successor-in-interest. Specifically, ClInc, will assume all responsibilities on your account and obligations under the Sub-Investment Advisory Agreement, dated December 22, 2015 among the Fund, Glenmede Investment Management LP and CGTC.

Please sign below to indicate your acknowledgement.

CAPITAL GUARDIAN TRUST COMPANY		Acknowledged and Agreed

By:	/s/ Mark E. Brubaker (jcbg)	By:	/s/ Mark E. Brubaker
Name/Title: Mark E. Brubaker/SVP		Name/Title: Mark E. Brubaker/SVP

THE GLENMEDE FUND, INC.

		By:	/s/ Mary Ann B. Wirts
Name/Title: Mary Ann B. Wirts, President

GLENMEDE INVESTMENT MANAGEMENT LP

By GATEPOST PARTNERS, ITS GENERAL
PARTNER

		By:	/s/ Peter Zuleba
Name/Title: Peter Zuleba